Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-227938) on Form S-8 of our report dated April 29, 2024, with respect to the consolidated financial statements of X Financial and the effectiveness of internal control over financial reporting.

/s/ KPMG Huazhen LLP

Shenzhen, China

April 29, 2024